KEYSTONE CONSOLIDATED INDUSTRIES, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

Keystone Consolidated Industries, Inc.	CONTACT:
5430 LBJ Freeway, Suite 1740	Bert E. Downing, Jr.
Dallas, Texas 75240-2697	Vice President and Chief Financial Officer
(972) 458-0028	(972) 458-0028

KEYSTONE ANNOUNCES PURCHASE OF OPERATING ASSETS OF CALUMETALS

DALLAS, TEXAS . . . March 26, 2007 . . . Keystone Consolidated Industries, Inc. (OTCBB: KYCN) today announced it has acquired substantially all of the operating assets of CaluMetals. Keystone also completed an amendment to its current credit facility, increasing the total committed facility amount from $80.0 million to $100.0 million, in part to finance the CaluMetals acquisition.

CaluMetals, located in Chicago Heights, Illinois, is a manufacturer of merchant and special bar quality products and special sections in carbon and alloy steel grades, offering a broad range of value added products for use in agricultural, cold drawn, construction, industrial chain, service centers, and transportation applications. CaluMetals’ product mix consists primarily of angles, flats, channels, rounds and squares. During the 12 months ended December 31, 2006, CaluMetals shipped approximately 17,000 tons of metal products and had approximately $10.9 million in net sales.

Keystone expects to provide the majority of the billet requirements of the acquired operations from its Peoria, Illinois facility, which has sufficient capacity to supply the needed billets. The acquisition of CaluMetals allows Keystone to further enhance its vertical integration strategy by converting more of its current billet production into higher-margin products.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical in nature are forward-looking and are not statements of fact. Forward-looking statements represent the Company’s beliefs and assumptions based on currently available information. In some cases you can identify these forward-looking statements by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology, or by discussions of strategies or trends. Although Keystone believes the expectations reflected in forward-looking statements are reasonable, it does not know if these expectations will be correct. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause Keystone’s actual future results to differ materially from those described herein are the risks and uncertainties discussed from time to time in the Company’s filings with the SEC including, but not limited to, the following:

•	Future supply and demand for Keystone’s products (including cyclicality thereof),
•	Customer inventory levels,
•	Changes in raw material and other operating costs (such as ferrous scrap and energy)
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government regulations and possible changes therein,
•	Significant increases in the cost of providing medical coverage to employees,
•	The ultimate resolution of pending litigation,
•	International trade policies of the United States and certain foreign countries,
•	Operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The Company’s ability to renew or refinance credit facilities,
•	Any possible future litigation, and
•	Other risks and uncertainties as discussed in the Company’s filings with the SEC.

Should one or more of these risks materialize or if the consequences of such a development worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas. The Company is a leading manufacturer and distributor of fabricated wire products, welded wire reinforcement, industrial wire, coiled rebar and wire rod for the agricultural, industrial, construction, original equipment manufacturer and retail consumer markets. Keystone’s common stock is traded on the OTC Bulletin Board (Symbol: KYCN).

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